KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                           Washington, D.C. 20036-1800
                             Telephone 202-778-9000


                                 March 28, 2000


Legg Mason Investment Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

      Legg Mason Investment Trust, Inc. (the "Company") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated October 8, 1999. You have requested our opinion regarding certain matters in connection with the issuance of Navigator Class shares of common stock ("Shares") in the Company's series designated as Legg Mason Opportunity Trust, which has two classes, Primary Class and Navigator Class. This opinion is valid until the earlier of (1) 16 months from the effective date of Post-Effective Amendment No. 2; or (2) a subsequent Post-Effective Amendment to the Company's Registration Statement becomes effective which purports to register Shares of the class for which this opinion is rendered.

      We have, as counsel, participated in various corporate and other matters relating to the Company. We have examined copies of the Articles of Incorporation and Bylaws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold in accordance with the Company's Articles of Incorporation, Bylaws, and the terms contemplated by Post-Effective Amendment No. 2 to the Company's Registration Statement, the Shares will have been legally issued, fully paid, and nonassessable by the Company.

      We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 2 to the Company's Registration Statement on Form N-1A (File No. 333-88715) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "The Fund's Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                       Sincerely,

                                       KIRKPATRICK & LOCKHART LLP


                                       /s/ Arthur C. Delibert
                                       ----------------------
                                       Arthur C. Delibert